Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 22, 2013	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Second Quarter Highlights:

•	Comparable store sales up 6.4 percent over last year, total sales up 3.8 percent.

•	Diluted earnings per share of $0.08 compared to $0.05 ($0.02 as adjusted) last year.

JACKSONVILLE, FL - Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended August 3, 2013.

Overview of Results

Net income for the second quarter of 2013 was $3.4 million or $0.08 per diluted share compared to net income of $2.3 million or $0.05 per diluted share in 2012. Second quarter 2012 adjusted net income was $1.0 million or $0.02 per diluted share (see Note 1).

For the first six months of 2013, net income was $18.1 million or $0.41 per diluted share compared to $13.1 million or $0.30 per diluted share in the same period in 2012. First half 2012 adjusted net income was $11.8 million or $0.27 per diluted share (see Note 1).

EBITDA for the second quarter was $12.8 million compared to $9.4 million ($7.3 million as adjusted - see Note 2) in 2012. EBITDA for the first six months of 2013 was $44.0 million compared to $33.5 million ($31.4 million as adjusted - see Note 2) in 2012.

Comments on Results

“Our second quarter same store sales increase of 6.4 percent was driven by our great merchandise, brands and pricing” said Jay Stein, Chief Executive Officer. “We’ve said for a long while that increases in sales and margin will leverage against our lean expense structure resulting in higher earnings growth. This is now happening.”

Total sales for the second quarter of 2013 increased 3.8 percent to $291.0 million, while comparable store sales increased 6.4 percent. For the first six months of 2013, total sales increased 3.8 percent to $612.3 million, while comparable store sales increased 3.6 percent.

Gross profit for the second quarter increased to $80.3 million or 27.6 percent of sales from $73.8 million or 26.3 percent of sales in 2012. Gross profit for the first six months of 2013 increased $12.6 million to $178.3 million or 29.1 percent of sales from $165.7 million or 28.1 percent of sales in 2012. The increase in the gross profit rate was primarily the result of lower markdowns and slightly higher markup.

Selling, general and administrative (“SG&A”) expenses for the second quarter were $74.5 million or 25.6 percent of sales compared to $70.0 million or 25.0 percent of sales in 2012. Second quarter 2012 adjusted SG&A expense was $72.1 million or 25.7 percent of sales (see Note 1). The $2.4 million increase over 2012 adjusted

SG&A expenses were primarily due to higher depreciation expense, higher compensation costs, including $0.8 million in incentive compensation paid based on our higher stock price, and $0.7 million of start-up costs for our e-commerce launch and supply chain transition. These increases were partially offset by lower healthcare costs, due to favorable claims experience, and slightly higher credit card program income.

For the first six months, SG&A expenses were $148.0 million or 24.2 percent of sales compared to $142.9 million or 24.2 percent of sales last year. Adjusted SG&A expenses for the first six months of 2012 were $145.0 million and 24.6 percent of sales (see Note 1). The $3.0 million increase in 2013 over 2012 adjusted SG&A includes the same items set forth in the previous paragraph plus $0.7 million of professional fees related to last year’s restatement recorded in the first quarter of 2013.

Our effective tax rate was 39.8 percent for the first six months of 2013 compared to 42.2 percent in 2012. Last year’s rate was higher primarily due to non-deductible expenses associated with our post-retirement life insurance benefit that was discontinued during the fourth quarter of 2012.

Balance Sheet Highlights

Cash at the end of the second quarter was $48.1 million compared to $94.1 million at the end of the second quarter of 2012. The lower cash balance reflects payment of a special dividend of $43.8 million at the end of 2012 and a quarterly dividend ($0.05 per share) of $2.2 million during the second quarter of 2013. We have not borrowed on our credit facility since the beginning of 2009.

Inventories were $250.7 million at the end of the second quarter of 2013 compared to $237.9 million at the end of the second quarter last year. Inventories were 5.4 percent higher than last year to support our higher sales.

Initiatives

We have completed the transition of two of the three supply chain distribution centers from third-party to company-operated locations during the second quarter. While this change will not result in an immediate savings in distribution expenses due to start-up costs and an initial capital investment in equipment and software, we believe transitioning distribution to company-operated locations will provide an excellent return on our investment and we expect to see a positive impact starting in 2014. The third and final distribution center in Los Angeles will be completed by early next year.

Over the next few weeks we will be launching our new e-commerce business. As discussed in our fall outlook below, this initiative will have a negative bottom line impact in 2013 from start-up costs and margins that are lower than our physical stores due to relatively high fulfillment costs at our initial expected sales levels. We expect significant future benefit as we grow our e-commerce sales.

Store Network

We operated 262 Stein Mart stores at the end of the second quarter of 2013 and 263 stores at the end of the second quarter last year. We expect to open four new stores, relocate two stores and close two stores during the second half of the year.

Fall 2013 Outlook/Updated Guidance

“Supported by our strong first six months results, we are entering the fall season with optimism about our ability to grow sales,” commented Stein. “As we begin our third quarter, we now believe that our gross margin rate will continue to be better than last year and that our expense structure will allow much of our higher gross margin dollars to drop to our bottom line.”

We expect the following factors to influence our sales and earnings for the second half of 2013:

•	Fiscal 2012 included a 53rd week in January. Sales for the extra week were approximately $16 million.

•	The gross profit rate is expected to be 50 to 100 basis points higher than the second half 2012 rate as we continue to manage our selling prices, inventory levels and markdowns.

•	While we expect lower margins on e-commerce sales in the second half of the year, the lower margins on expected volumes will likely impact our overall gross profit rate only slightly.

•

Excluding last year’s fourth quarter $4.0 million of legal and accounting fees related to the restatement of our financial statements, SG&A expenses are expected to increase slightly in the second half of this year with the following primary drivers:

•

We will incur approximately $0.5 million in remaining start-up costs related to the launch of our new e-commerce business and the final transition of our supply chain from third-party to a company-operated location.

•	Depreciation will increase by approximately $1 million in the second half compared to last year as a result of recent years’ investments in capital improvements.

•	Wage and other expense increases.

•	The effective tax rate for the year is expected to be consistent with our first half 39.8 percent rate.

•

Total capital expenditures for 2013 are expected to be approximately $34 million, including $14 million for continuing information system upgrades, $5 million for distribution center equipment and software, and the remainder for new and relocated stores, store remodels and new fixtures.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended August 3, 2013 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Other Matters

The SEC recently informed us that it is conducting an investigation related to our restatement of prior years’ financial statements and change in auditors. We are cooperating fully with the SEC in this matter.

Conference Call

A conference call for investment analysts to discuss our second quarter results will be held at 10 a.m. ET today, Thursday, August 22, 2013. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through September 30, 2013.

Investor Presentation

Stein Mart’s second quarter 2013 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions;

•	competition in the retail industry;

•	changes in consumer preferences and fashion trends;

•	the effectiveness of advertising, marketing and promotional strategies;

•	ability to negotiate acceptable lease terms with current and potential landlords;

•	ability to successfully implement strategies to exit under-performing stores;

•	extreme and/or unseasonable weather conditions;

•	adequate sources of merchandise at acceptable prices;

•	dependence on certain key personnel and ability to attract and retain qualified employees;

•	increases in the cost of employee benefits;

•	disruption of the Company’s distribution process;

•	information technology failures;

•	acts of terrorism;

•	the effectiveness of our internal control over financial reporting;

•	costs and other adverse developments associated with the SEC investigation; and

•	other risks and uncertainties described in the Company’s filings with the SEC.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	August 3, 2013	February 2, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$48,146	$67,233	$94,126
Inventories	250,728	243,345	237,897
Prepaid expenses and other current assets	19,769	22,855	27,032

Total current assets	318,643	333,433	359,055
Property and equipment, net	136,490	131,570	120,089
Other assets	26,561	26,706	22,496

Total assets	$481,694	$491,709	$501,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,121	$130,972	$113,432
Accrued expenses and other current liabilities	55,825	66,109	62,333

Total current liabilities	169,946	197,081	175,765
Other liabilities	57,562	60,594	63,654

Total liabilities	227,508	257,675	239,419

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,275,662, 43,808,485 and 43,718,348 shares issued and outstanding, respectively	443	438	437
Additional paid-in capital	21,741	17,491	14,627
Retained earnings	232,466	216,574	248,525
Accumulated other comprehensive loss	(464)	(469)	(1,368)

Total shareholders’ equity	254,186	234,034	262,221

Total liabilities and shareholders’ equity	$481,694	$491,709	$501,640

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended August 3, 2013	13 Weeks Ended July 28, 2012	26 Weeks Ended August 3, 2013	26 Weeks Ended July 28, 2012

Net sales	$290,969	$280,372	$612,333	$590,080
Cost of merchandise sold	210,653	206,553	434,072	424,397

Gross profit	80,316	73,819	178,261	165,683
Selling, general and administrative expenses	74,473	69,968	148,036	142,875

Operating income	5,843	3,851	30,225	22,808
Interest expense, net	67	43	128	89

Income before income taxes	5,776	3,808	30,097	22,719
Income tax expense	2,362	1,502	11,991	9,580

Net income	$3,414	$2,306	$18,106	$13,139

Net income per share:
Basic	$0.08	$0.05	$0.41	$0.30

Diluted	$0.08	$0.05	$0.41	$0.30

Weighted-average shares outstanding:
Basic	42,931	42,586	42,872	42,649

Diluted	43,707	42,715	43,485	42,734

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended August 3, 2013	13 Weeks Ended July 28, 2012	26 Weeks Ended August 3, 2013	26 Weeks Ended July 28, 2012

Net income	$3,414	$2,306	$18,106	$13,139
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations	3	42	5	51

Comprehensive income	$3,417	$2,348	$18,111	$13,190

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended August 3, 2013	26 Weeks Ended July 28, 2012
Cash flows from operating activities:
Net income	$18,106	$13,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,815	10,677
Share-based compensation	3,297	2,122
Store closing charges	(261)	199
Loss on disposals of property and equipment	254	818
Deferred income taxes	2,157	5,555
Tax deficiency from equity issuances	(459)	(654)
Excess tax benefits from share-based compensation	(157)	(51)
Changes in assets and liabilities:
Inventories	(7,383)	(19,065)
Prepaid expenses and other current assets	485	6,945
Other assets	145	73
Accounts payable	(16,851)	7,369
Accrued expenses and other current liabilities	(4,859)	(5,383)
Other liabilities	(5,550)	3,854

Net cash provided by operating activities	2,739	25,598

Cash flows from investing activities:
Acquisition of property and equipment	(18,989)	(20,586)

Net cash used in investing activities	(18,989)	(20,586)

Cash flows from financing activities:
Cash dividends paid	(2,214)	—
Capital lease payments	(2,197)	(2,882)
Excess tax benefits from share-based compensation	157	51
Proceeds from exercise of stock options and other	1,520	413
Repurchase of common stock	(103)	(2,521)

Net cash used in financing activities	(2,837)	(4,939)

Net (decrease) increase in cash and cash equivalents	(19,087)	73
Cash and cash equivalents at beginning of year	67,233	94,053

Cash and cash equivalents at end of period	$48,146	$94,126

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude certain breakage income on unused gift and merchandise return cards, may provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

2012 results include $2.1 million higher breakage income on unused gift and merchandise return cards as a result of changes in breakage assumptions during the second quarter of 2012 ($1.3 million after tax or $0.03 per diluted share). Below is a reconciliation of Selling, general and administrative expenses (“SG&A”), Net income and Diluted EPS (GAAP Basis) to adjusted SG&A, Net income and Diluted EPS (Non-GAAP Basis) for the 13 weeks and 26 weeks ended July 28, 2012.

	13 Weeks Ended July 28, 2012			26 Weeks Ended July 28, 2012
	SG&A	Net Income	Diluted EPS	SG&A	Net Income	Diluted EPS
GAAP Basis	$69,968	$2,306	$0.05	$142,875	$13,139	$0.30
Adjustments:
Gift card breakage	2,100	1,292	0.03	2,100	1,292	0.03

Adjusted/Non-GAAP Basis	$72,068	$1,014	$0.02	$144,975	$11,847	$0.27

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. Below is a reconciliation of Net income to EBITDA and Adjusted EBITDA for the 13 weeks and 26 weeks ended August 3, 2013 and July 28, 2012.

	13 Weeks Ended August 3, 2013	13 Weeks Ended July 28, 2012	26 Weeks Ended August 3, 2013	26 Weeks Ended July 28, 2012
Net income	$3,414	$2,306	$18,106	$13,139
Add back amounts for computation of EBITDA:
Interest expense, net	67	43	128	89
Income tax expense	2,362	1,502	11,991	9,580
Depreciation and amortization	7,003	5,510	13,815	10,677

EBITDA	12,846	9,361	44,040	33,485

Gift card breakage (see Note 1)	—	(2,100)	—	(2,100)

Adjusted EBITDA	$12,846	$7,261	$44,040	$31,385